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Exhibit 99.4

LETTER TO CLIENTS

To Tender Shares of Common Stock

of

TRANSATLANTIC HOLDINGS, INC.

for

1.5564 Validus Holdings, Ltd. Voting Common Shares

and

$8.00 in Cash

by

VALIDUS HOLDINGS,  LTD.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 30, 2011, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

July 25, 2011

To Our Clients:

        Enclosed for your consideration are a Prospectus/Offer to Exchange, dated July 25, 2011, and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer") in connection with the offer by Validus Holdings, Ltd., a Bermuda exempted company ("Validus"), in connection with Validus' offer to exchange each issued and outstanding shares of common stock, par value $1.00 per share (the "shares of Transatlantic common stock"), of Transatlantic Holdings, Inc. ("Transatlantic"), a Delaware corporation, for 1.5564 voting common shares, par value $0.175 per share, of Validus (the "Validus common shares"), $8.00 in cash (less applicable withholding taxes and without interest), and cash in lieu of any fractional Validus common shares, upon the terms and subject to the conditions of the Offer.

        We (or our nominees) are the holder of record of shares of Transatlantic common stock held by us for your account. A tender of such shares of Transatlantic common stock can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Transatlantic common stock held by us for your account.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Transatlantic common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer:

        Your attention is directed to the following:

          1.     The consideration for each share of Transatlantic common stock is 1.5564 Validus common shares, $8.00 in cash (less applicable withholding taxes and without interest), and cash in lieu of any fractional Validus common shares, as described in the Prospectus/Offer to Exchange.

          2.     The Offer is being made for all issued and outstanding shares of Transatlantic common stock.

          3.     The Offer expires at 5:00 p.m., Eastern time, on Friday, September 30, 2011, unless extended as described in the Prospectus/Offer to Exchange (as extended, the "expiration time of the Offer"). Shares of Transatlantic common stock tendered pursuant to the Offer may be withdrawn at any time before the expiration time of the Offer, but not during any subsequent offering period.

          4.     The Offer is subject to the conditions set forth in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Conditions of the Exchange Offer," which we urge you to review in detail. These conditions include, among other things, the following:

  •
  Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the Offer at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis.

  •
  The Agreement and Plan of Merger, dated as of June 12, 2011, by and among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic and GO Sub, LLC (the "Allied World acquisition agreement") shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World acquisition agreement, other than with respect to the possible payment of a maximum of $115 million in the aggregate in termination fees and reimbursement of permitted Allied World expenses thereunder.

  •
  The registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the U.S. Securities and Exchange Commission, and Validus shall have received all necessary state securities law or "blue sky" authorizations.

  •
  The Transatlantic board of directors shall have approved the acquisition of the shares of Transatlantic common stock pursuant to the Offer and second-step merger under Section 203 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict the such acquisition.

  •
  The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the Offer and the second-step merger as required under the rules of the New York Stock Exchange (the "NYSE").

  •
  The Validus common shares to be issued to Transatlantic stockholders as a portion of the Offer consideration in exchange for shares of Transatlantic common stock in the Offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any governmental authority that, in the judgment of Validus, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Offer or is reasonably expected to prohibit or limit the full rights of ownership of shares of Transatlantic common stock by Validus or any of its affiliates.

  •
  Since December 31, 2010, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and its subsidiaries, taken as a whole, subject to certain exceptions and limitations.

  •
  Each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Prospectus/Offer to Exchange and prior to the expiration time of the Offer.

  •
  All amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the Offer, the second-step merger and the other transactions contemplated by the Prospectus/Offer to Exchange shall have been obtained and be in full force and effect.

  •
  The New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect.

  •
  Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and, if applicable, any agreement with the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice not to accept shares of Transatlantic common stock for exchange in the Offer, shall have expired or shall have been terminated prior to the expiration of the Offer.

  •
  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the matters set forth in the two foregoing bullet points, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

          The Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Conditions of the Exchange Offer," including that Transatlantic stockholders shall not have approved the Allied World acquisition agreement and that there shall have been no business combination consummated between Transatlantic and Allied World and that the Transatlantic board of directors shall have not adopted a stockholder rights plan or similar plan.

          5.     Any stock transfer taxes applicable to the transfer of shares of Transatlantic common stock to Validus pursuant to the Offer will be paid by Validus, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

        We urge you to read the enclosed Prospectus/Offer to Exchange and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Transatlantic common stock.

        The Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Transatlantic common stock. Validus is not aware of any jurisdiction where the making of the Offer or the tender of shares of Transatlantic common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Validus becomes aware of any jurisdiction in which the making of the Offer or the tender of shares of Transatlantic common stock in connection therewith would not be in compliance with applicable law, Validus will make a good faith effort to comply with such law. If, after such good faith effort, Validus cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares of Transatlantic common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        If you wish to tender any or all of the shares of Transatlantic common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. You should also complete, sign and return a IRS Form W-9 to us. If you authorize the tender of your shares of Transatlantic common stock, all of the shares of Transatlantic common stock owned by you will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS AND THE IRS FORM W-9 SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE OFFER.

 Instructions with Respect to the Offer to Exchange

All Issued and Outstanding Shares of Common Stock

of

TRANSATLANTIC HOLDINGS, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated July 25, 2011, and the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer") in connection with the offer by Validus Holdings, Ltd., a Bermuda exempted company ("Validus"), to exchange each issued and outstanding shares of common stock, par value $1.00 per share (the "shares of Transatlantic common stock"), of Transatlantic Holdings, Inc. ("Transatlantic"), a Delaware corporation, for 1.5564 voting common shares, par value $0.175 per share, of Validus (the "Validus common shares"), $8.00 in cash (less applicable withholding taxes and without interest) and cash in lieu of any fractional Validus common shares, upon the terms and subject to the conditions of the Offer.

        This will instruct you to tender the number of shares of Transatlantic common stock indicated below (or, if no number is indicated below, all shares of Transatlantic common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Name(s):

(Please Print)

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*
Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Transatlantic common stock held by us for your account.

        PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT OR VALIDUS.

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  Exhibit 99.4
LETTER TO CLIENTS To Tender Shares of Common Stock of TRANSATLANTIC HOLDINGS, INC. for 1.5564 Validus Holdings, Ltd. Voting Common Shares and $8.00 in Cash by VALIDUS HOLDINGS, LTD.
Instructions with Respect to the Offer to Exchange All Issued and Outstanding Shares of Common Stock of TRANSATLANTIC HOLDINGS, INC.